Exhibit 99.20

Johnson & Johnson and Subsidiaries
Supplementary Sales Data

(Unaudited; Dollars in Millions)
                                     FIRST QUARTER
                       2003    2002 Percent   Percent Percent
                                    Change    Change Change
                                     Total     Oper  Currency
Sales to customers
by segment of
business
 Consumer
   Domestic          $1,000     900   11.1 %      11.1    --
   International        791     704   12.4        7.5    4.9
                      1,791   1,604   11.7        9.6    2.1
 Pharmaceutical
   Domestic           3,263   2,958   10.3       10.3     --
   International      1,403   1,223   14.7        1.7   13.0
                      4,666   4,181   11.6        7.8    3.8

Med Device &
Diagnostics
   Domestic           1,748   1,663    5.1        5.1     --
   International      1,616   1,295   24.8       11.7   13.1
                      3,364   2,958   13.7        8.0    5.7

Domestic              6,011   5,521    8.9        8.9     --

International         3,810   3,222   18.2        6.9   11.3

Worldwide            $9,821   8,743   12.3 %      8.1    4.2



             Johnson & Johnson and Subsidiaries
                  Supplementary Sales Data

              (Unaudited; Dollars in Millions)
                                     FIRST QUARTER
                        2003   2002 Percent   Percent Percent
                                    Change    Change  Change
                                     Total    Oper    Currency
Sales to customers by
geographic area

Domestic              $6,011  5,521    8.9 %      8.9     --

Europe                 2,218  1,765   25.7        5.5   20.2
Western Hemisphere       472    481  (1.9)       14.3 (16.2)
excluding U.S.
Asia-Pacific, Africa   1,120    976   14.8        6.1    8.7
International          3,810  3,222   18.2        6.9   11.3

Worldwide             $9,821  8,743   12.3 %      8.1    4.2



             Johnson & Johnson and Subsidiaries
        Condensed Consolidated Statement of Earnings

               (Unaudited; in Millions Except
                     Per Share Figures)
                                 FIRST  QUARTER
                     2003     2003   2002     2002   Percent
                   Amount   Percent Amount   Percent Increase
                               to              to   (Decrease)
                             Sales           Sales

Sales to customers  $9,821     100.0 $8,743      100.0    12.3
Cost of products     2,722      27.7  2,457       28.1    10.8
sold
Selling, marketing   3,253      33.1  2,843       32.5    14.4
and administrative
expenses
Research Expense       936       9.5    831        9.5    12.6
In-process R&D          18       0.2     --         --
Interest (income)       --        --   (42)      (0.5)
expense, net
Other (income)        (37)     (0.3)     33        0.4
expense, net
Earnings before      2,929      29.8  2,621       30.0    11.8
provision for taxes
on income
Provision for taxes    859       8.7    787        9.0     9.1
on income
Net earnings        $2,070      21.1 $1,834       21.0    12.9

Net earnings per     $0.69            $0.59               16.9
share (Diluted)

Average shares     3,018.5          3,115.4
outstanding
(Diluted)

Effective tax rate    29.3 %           30.0 %


Earnings excluding
Special Charges:
 Earnings before    $2,947*    30.0  $2,621       30.0    12.4
provision for taxes
on income
 Net earnings       $2,085*    21.2  $1,834       21.0    13.7
 Net earnings per    $0.69            $0.59               16.9
share (Diluted)
 Effective tax rate   29.3%            30.0%

* The difference between earnings before taxes on income & net earnings and earnings before taxes on income & net earnings excluding special charges is $18 million and $15 million, respectively, which is in-process research & development charges.